Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 26, 2019, with respect to the consolidated statements of financial condition of Beneficial Bancorp, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

KPMG LLP

Philadelphia, Pennsylvania
December 18, 2019